Exhibit 99.4

The following email was sent to all employees of The Mills Corporation on February 16, 2007:

We announced this morning that The Mills, Simon Property Group and Farallon Capital Management entered into a definitive merger agreement for Simon/Farallon to acquire The Mills for $25.25 per share. We expect this deal to close in the second quarter of 2007. We also announced the termination of our previous merger agreement with Brookfield Asset Management after determining that the Simon/Farallon offer was more favorable to our stockholders.

I know that for many of you this may be unsettling news. Many of you had been hoping that there would be a long term opportunity with the Company and now may be wondering whether that is still the case. We obviously have not yet begun to work with Simon/Farallon to plot our upcoming course, but we will begin this immediately. We will also be offering retention awards at all levels of the organization to many people and this will be done promptly. I have told you several times that while we could never guarantee our future course, we would try to provide certainty as soon as possible. I also promised to be straight with all of you. We will continue to do both. At the same time I have urged all of you to ignore the inevitable rumors that swirl around us. All of the protection that has been put in place by the Mills will be honored as part of our agreement. Rumors to the contrary are false. There will certainly be people throughout our organization that Simon and Farallon will hope to retain long term. Rumors to the contrary are false. Simon and Farallon are organizations that keep their word. Rumors to the contrary are false.

Our goal since we began our review of strategic alternatives has been to generate the greatest value for our stockholders, and this transaction with Simon/Farallon is an outstanding outcome for that process. It’s also evidence that smart, experienced investors like Simon and Farallon recognize the high quality and potential of our properties. The last few weeks have been a reminder to all of us that, notwithstanding all of the turmoil of the past year, The Mills has real value.

In closing, I urge you all to keep today’s news in the proper perspective. Only a few weeks ago, people’s greatest fears at the Company were very dire. Over the last several months, we have put in many layers of protection—in the event of a change of control and the INEVITABLE changes that brings to any Company. We all have to continue to do our jobs, confident that we are being dealt with honestly and professionally. I will continue to keep you informed as much as I can.

I appreciate greatly your support, understanding, and professionalism.

Sincerely,

Mark Ordan

CEO and President

The Mills Corporation

IMPORTANT NOTICE:

The Mills will file a solicitation/recommendation statement with the SEC in connection with the tender offer, and, if required, will file a proxy statement or information statement with the SEC in connection with the second-step merger. Stockholders are strongly advised to read these documents if and when they become available because they will contain important information about the tender offer and the proposed merger. Stockholders would be able to obtain a free copy of the solicitation/recommendation statement and the proxy statement or information statement as well as other filings containing information about The Mills, the tender offer and the merger, if and when available, without charge, at the SEC’s Internet site (http://www.sec.gov). In addition, copies of the solicitation/recommendation statement, the proxy statement or information statement and other filings containing information about The Mills, the tender offer and the merger may be obtained, if and when available, without charge, by directing a request to The Mills Corporation, Attention: Investor Relations, 5425 Wisconsin Avenue, Suite 500, Chevy Chase, Maryland 20815, by phone at (301) 968-8367, or on The Mills’ Internet site at http://www.themills.com.